Exhibit 10.5

OMNIBUS AMENDMENT NO. 4

THIS OMNIBUS AMENDMENT NO. 4 (this “Amendment”), is dated July 27, 2009, and relates to that certain Amended and Restated Receivables Sale and Servicing Agreement, dated as of March 17, 2009 (as amended, supplemented or otherwise modified prior to the date hereof, the “Sale Agreement”), among the entities party thereto as Originators (the “Originators”), GGRC Corp., a Delaware corporation, as Buyer (in such capacity, the “Buyer”), and Georgia Gulf Corporation, a Delaware corporation, as Servicer (in such capacity, the “Servicer”) and (ii) that certain Second Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2009 (as amended, supplemented or otherwise modified prior to the date hereof, the “Purchase Agreement” and together with the Sale Agreement, the “Agreements” and each an “Agreement”), among GGRC Corp., as Seller (in such capacity, the “Seller”), the “Purchasers” party thereto (collectively, the “Purchasers”) and General Electric Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”), and is hereby made by the Originators, the Buyer, the Servicer, the Seller, the Purchasers and the Administrative Agent.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Sale Agreement or the Purchase Agreement, as applicable.

RECITALS:

WHEREAS, the Originators, the Buyer and the Servicer desire to amend the Sale Agreement on the terms and conditions set forth herein; and

WHEREAS, the Seller, the Purchasers and the Administrative Agent desire to amend the Purchase Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

1.                                       Amendments to Purchase Agreement.  Effective as of the “Amendment Effective Date” (as defined in Section 6 below), the Purchase Agreement is hereby amended as follows:

(a)                                  Section 2.12(a) is hereby amended and restated in its entirety as follows:

“(a) If a Purchaser becomes a Non-Funding Purchaser, then, so long as such Purchaser remains a Non-Funding Purchaser in accordance with clause (b) below, notwithstanding any other provisions of this Agreement, any amount paid by the Seller for the account of such Non-Funding Purchaser under this Agreement (whether on account of Capital Investment, Daily Yield, Fees, Breakage Costs, indemnity payments or other amounts) will not be paid or distributed to such Non-Funding Purchaser, but will, so long as such Purchaser is a Non-Funding Purchaser, instead be retained by the Administrative Agent in a segregated non-interest bearing account (the “Non-Funding Purchaser Account”), until the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority (and the Non-Funding Purchaser shall have no claims against the Seller, the Administrative Agent or any Purchaser for making such redirected payments): first to the payment of amounts, if any, due and owing by such Non-Funding Purchaser to the Administrative Agent under this Agreement, together with interest thereon owing at the Index Rate; second to the payment of Daily Yield due and payable to the Other Purchasers, ratably among them in accordance with the amounts of such Daily Yield then due and payable to them; third to the payment of fees then due and payable to the Other Purchasers, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, if as of any Settlement Date the Capital Investment of any Other Purchaser exceeds its Pro Rata Share (as determined without giving effect to the proviso in the definition thereof) of the total Capital Investments, to repay the Capital Investments of each such Other Purchaser in the amount necessary to eliminate such excess, pro rata based on the Capital Investments of the Other Purchasers; fifth, to make any other mandatory reductions of Capital Investments of the Other Purchasers required under Section 2.08, pro rata based on the Capital Investment of such Other Purchasers; sixth to the ratable payment of other amounts then due and payable to the Other Purchasers; and seventh to pay any Daily Yield, Capital Investment or other amounts owing under this Agreement to such Non-Funding Purchaser in the order of priority set forth in Section 2.08(b) hereof or as a court of competent jurisdiction may otherwise direct; provided that funds shall be redirected from the Non-Funding Purchaser Account to pay amounts owed under clauses second through sixth solely after application of other funds on deposit in the Agent Accounts and only to the extent that such other funds are insufficient to make such payments.  Any funds redirected from the Non-Funding Purchaser Account to make payments under clauses second through sixth above shall not be deemed to be payment by the Seller for purposes of determining whether a Termination Event has occurred and shall not discharge any obligations of the Seller to make such payment.  To the extent that any Other Purchasers have been paid with amounts redirected from the Non-Funding Purchaser Account, the Non-Funding Purchaser shall, from and after payment in full of all interest, Capital Investment and other amounts owed to the Other Purchaser, be subrogated to the rights of the Other Purchasers to the extent of any such payments from the Non-Funding Purchaser Account under clause seventh above.”

(b)                                 Schedule 8.01 is hereby amended and restated in its entirety as “Schedule 8.01” attached hereto.

(c)                                  Section (a)(ii) of Annex 5.02(a) is hereby amended to insert the following sentence at the end thereof:

“Notwithstanding anything in this Purchase Agreement or any other Related Agreement to the contrary, if the Seller requests a Capital Purchase or notifies the Administrative Agent of a reduction in Capital Investment in connection with the delivery of a Weekly Report in accordance with the terms hereof, such Weekly Report shall constitute a Capital Purchase Request or a Reduction Notice, as applicable, for all purposes hereof (including, without limitation, for purposes of Section 3.02 hereof.”

(d)                                 Section 12.07(c) is hereby amended by adding the following to the end of such section:

“In addition, if any Purchaser is a Non-Funding Purchaser, at the Seller’s request, the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Funding Purchaser, and such Non-Consenting Purchaser agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments and Purchaser Interests of such Non-Funding Purchaser for an amount equal to the Capital Investment held by the Non-Funding Purchaser and all accrued Daily Yield and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.”

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2.                                       Amendments to Annex X to the Sale Agreement and the Purchase Agreement.  Effective as of the Amendment Effective Date, Annex X to the Sale Agreement and the Purchase Agreement is hereby amended as follows:

(a)                                  The following definitions are hereby added to Annex X to the Sale Agreement and the Purchase Agreement in the appropriate alphabetical order:

“2009 Exchange Offering Memorandum” means the Amended and Restated Offering Memorandum and Consent Solicitation Statement, in the form provided by GGC to the Administrative Agent on July 7, 2009.

“2009 Exchange Transaction” means the exchange offer transaction on substantially the terms set forth in 2009 Exchange Offering Memorandum.

(b)                                 The definition of “Applicable Index Rate Margin” is hereby amended and restated in its entirety as follows:

“Applicable Index Rate Margin” shall mean 3.25% per annum.

(c)                                  The definition of “Applicable LIBOR Margin” is hereby amended and restated in its entirety as follows:

“Applicable LIBOR Margin” shall mean 4.75% per annum.

(d)                                 Clause (a) of the definition of “Change of Control” in Annex X to the Sale Agreement and the Purchase Agreement is hereby amended by inserting “except to the extent resulting from the consummation of the 2009 Exchange Transaction,” at the beginning thereof.

(e)                                  Clause (b) of the definition of “Change of Control” in Annex X to the Sale Agreement and the Purchase Agreement is hereby amended by inserting the following proviso at the end thereof:

“provided, that none of the foregoing shall constitute a “Change of Control” to the extent directly attributable to the reconstitution of the board of directors of the Parent as contemplated under the terms of the 2009 Exchange Transaction;”

(f)                                    The definition of “Change of Control” in Annex X to the Sale Agreement and the Purchase Agreement is hereby amended by (i) deleting the period at the end of clause (f) and inserting a semicolon in the place thereof, and (ii) inserting the following clause (g) at the end thereof:

“(g)                           the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the documents governing any Exchange Securities (as defined in the Credit Agreement) or Permitted Junior Refinancing Indebtedness (as defined in the Credit Agreement).”

(g)                                 the definition of “Index Rate” in Annex X to the Sale Agreement and the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Index Rate” shall mean, for any day, a floating rate equal to:

(a)                                  the Applicable Index Rate Margin

plus

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(b)                                 the higher of (x) 4.00% and (y) the greatest of the following (determined by the Administrative Agent):

(i)                                     the Prime Rate;

(ii)                                  the Federal Funds Rate plus 3.00% per annum;

and

(iii)                               the sum of:

(a)                                  1.50% per annum;

and

(b)(1)                   the offered rate for deposits in United States Dollars as of such date for a three month period in United States Dollars which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day preceding such day; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days to such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided that in no event shall the Index Rate for any day be less than the LIBOR Rate for the Yield Period in which such day occurs.

3.                                       Consent to Amendments to Credit Agreement.  The Administrative Agent, by its signature below, hereby consents to the execution and delivery by Parent of the Ninth Amendment to Credit Agreement dated as of the date hereof among Parent, Royal Group, Inc., the Guarantors party thereto, the lenders party thereto, and Bank of America, National Association, as Domestic Administrative Agent and Bank of America, National Association acting through its Canada branch, as Canadian Administrative Agent (the “Ninth Amendment”).

4.                                       Limited Waiver.  The Seller, the Administrative Agent and the Requisite Purchasers hereby waive (the “Waiver”), effective solely for the Waiver Effectiveness Period (defined in the next sentence), (i) any Termination Event that may exist under Sections 8.01(c), 8.01(f) or 8.01(x) of the Purchase Agreement, and (ii) any Event of Servicer Termination that may exist under Sections 8.01(b), 8.01(e) or 8.01(i) of the Sale Agreement that arises solely from the failure by the Parent or any Subsidiary to make the Applicable Note Interest Payments.  “Waiver Effectiveness Period” means the period commencing on July 15, 2009 and ending on the first to occur of (i) the date on which the 2009 Exchange Transaction shall have been consummated, (ii) the date of termination or expiration of the exchange offer contemplated by the 2009 Exchange Offering Memorandum (as the same may be amended), (iii) the date on which (x) any of the indebtedness outstanding under the 2003 Senior Notes, the 2006 Senior Notes or the 2006 Senior Subordinated Notes shall have been accelerated or (y) any other exercise of remedies or other enforcement action shall have been taken with respect to the 2003 Senior Notes, the 2006 Senior Notes or the 2006 Senior Subordinated Notes in accordance with the terms thereof and (iv) 11:59 p.m. on July 30, 2009.  The Waiver granted pursuant to this Section 4 shall be limited precisely as written, and

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shall not extend to any other Termination Event or Event of Servicer Termination under the Purchase Agreement or the Sale Agreement, or to any Termination Event under Sections 8.01(c), 8.01(f) or 8.01(x) of the Purchase Agreement or any Event of Servicer Termination under Sections 8.01(b), 8.01(e) or 8.01(i) of the Sale Agreement which may exist after the end of the Waiver Effectiveness Period.

5.                                       Representations and Warranties.

(a)                                  As of the Amendment Effective Date, Seller hereby represents and warrants to the Administrative Agent and the Purchasers that (i) all of the representations and warranties of Seller in the Related Documents are true and correct in all material respects on and as of such date as though made to each such Person on and as of such date (other than representations and warranties which expressly speak as of a different date, which representations shall be made only on such date) and (ii) as of such date, no Incipient Termination Event, Termination Event, Incipient Servicer Termination Event or Event of Servicer Termination has occurred and is continuing.

(b)                                 As of the Amendment Effective Date, each of the Transaction Parties hereby represents and warrants to Buyer that (i) all of the representations and warranties of such Person in the Related Documents are true and correct in all material respects on and as of such date as though made to each such Person on and as of such date (other than representations and warranties which expressly speak as of a different date, which representations shall be made only on such date) and (ii) as of such date, no Incipient Termination Event, Termination Event, Incipient Servicer Termination Event or Event of Servicer Termination has occurred and is continuing.

6.                                       Effective Dates.  Subject to the proviso to this Section 6, the “Amendment Effective Date” shall occur upon:

(a)                                  receipt by the Administrative Agent of: (i) counterparts of this Amendment executed by each of the Persons identified on the signature pages hereto, (ii) a fully executed copy of the Ninth Amendment;

(b)                                 receipt by the Administrative Agent of (i) for the account of each Purchaser that has executed this Amendment, a fee equal to 0.25% of the aggregate amount of each such Purchaser’s Commitment, (ii) all fees and other amounts to be paid under the fee letter, dated the date hereof, between the Administrative Agent and the Seller and (iii) any fees and expenses of the Administrative Agent (including reasonable attorneys’ fees of the Administrative Agent) in connection with the Related Documents. Such fees shall be fully earned and payable upon satisfaction of each of the other conditions set forth in this Section 6 and shall be nonrefundable when paid;

(c)                                  the consummation of the 2009 Exchange Transaction or the consummation of such 2009 Exchange Transaction substantially simultaneously with the effectiveness of this amendment; and

(d)                                 each of the conditions precedent set forth in Section 5 of the Ninth Amendment shall be satisfied;

provided, however, that (i) the consent contemplated by Section 3 hereof and (ii) the Waiver contemplated pursuant to Section 4 (and no other provision of this Amendment) shall become effective upon satisfaction of the conditions set forth in Sections 6(a).

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7.                                       Reference to and Effect on the Related Documents.

(a)                                  As applicable, on and after the Amendment Effective Date, each reference in any Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in the other Related Documents to such Agreement, shall mean and be a reference to such Agreement as modified hereby.

(b)                                 Parent shall deliver to the Administrative Agent copies of the certificate of designations and any other documents governing the terms of any Equity Interests issued in connection with the 2009 Exchange Transaction immediately upon the effectiveness thereof, and agrees that its failure to do so within two days after the effectiveness thereof shall constitute a Termination Event.

(c)                                  Except as specifically amended or consented to above, all of the terms of each Agreement and all other Related Documents remain unchanged and in full force and effect.

(d)                                 The execution, delivery and effectiveness of this Amendment shall not, other than as set forth herein, operate as a waiver of any right, power or remedy of any party under any of the Related Documents, nor constitute an amendment or waiver, other than as set forth herein, of any provision of any of the Related Documents, nor obligate any such party to agree to similar consents in the future.

(e)                                  This Amendment shall constitute a Related Document.

8.                                       Miscellaneous.  The headings herein are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

9.                                       Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered by facsimile shall be an original, but all of which shall together constitute one and the same instrument.

10.                                 GOVERNING LAW.  THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

11.                                 Release.

(a)                                  The Seller, each Transaction Party and their respective successors, assigns and legal representatives (collectively, the “Releasors”), releases, acquits and forever discharges each Administrative Agent and each Purchaser (collectively, the “Purchaser Parties”), and their respective subsidiaries, parents, affiliates, officers, directors, employees, agents, attorneys, advisors, successors and assigns, both present and former (collectively, the “Purchaser Party Affiliates”), from any and all manner of losses, costs, defenses, damages, liabilities, deficiencies, actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims, demands and out-of-pocket expenses whatsoever, asserted or unasserted, known or unknown, foreseen or unforeseen, in contract, tort, law or equity (generically, “Claims”), that any Releasor has or may have against any of the Purchaser Parties and/or the Purchaser Party Affiliates by reason of any action, failure to act, event, statement, accusation, assertion, matter or thing whatsoever arising from or based on facts occurring prior to the Amendment Effective Date that arises out of or is connected to the Related Documents and the Purchases, including but not

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limited to any Claims or defense that relates to, in whole or in part, directly or indirectly: (i) the Purchase Agreement or any other Related Document or the transactions contemplated thereby; (ii) the making of any Purchases under the Related Documents; (iii) any actual or proposed use by the Seller of the Purchases; (iv) any actions or omissions of any Purchaser Party or Purchaser Party Affiliate in connection with the initiation or continuing exercise of any right or remedy contained in the Related Documents at law or in equity; (v) the making or administration of the Purchases, including without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability theories”; (vi) any covenants, agreements, duties or obligations set forth in the Related Documents; (vii) lost profits, (viii) loss of business opportunity, (ix) increased financing costs, (x) increased legal or other administrative fees or (xi) damages to business reputation.

(b)                                 The Seller and each Transaction Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby unconditionally and irrevocably agrees that it will not sue any Purchaser Party or Purchaser Party Affiliate on the basis of any Claim released, remised and discharged by the Seller or such Transaction Party pursuant to this Section 11.  If the Seller or any Transaction Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, the Seller and each Transaction Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Purchaser Party or Purchaser Party Affiliate may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Purchaser Party or Purchaser Party Affiliate as a result of such violation.

*           *           *

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective signatories thereunto duly authorized as of the date first above written.

GEORGIA GULF CORPORATION, as Servicer and as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

GEORGIA GULF CHEMICALS & VINYLS, LLC, as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

GEORGIA GULF LAKE CHARLES, LLC, as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

ROYAL MOULDINGS LIMITED, as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

ROYAL GROUP, INC., as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

ROYAL WINDOW AND DOOR PROFILES PLANT 12 INC., as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

ROYAL WINDOW AND DOOR PROFILES PLANT 13 INC., as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

ROYAL WINDOW AND DOOR PROFILES PLANT 14 INC., as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

ROYAL OUTDOOR PRODUCTS, INC., as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

PLASTIC TRENDS, INC.., as an Originator

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

GGRC CORP., as Buyer and as Seller

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and as a Purchaser

By:	/s/ David Johnson
Name:	David Johnson
Title:	Duly Authorized Signatory

CIT BANK, as a Purchaser

By:	/s/ Barbara Coffin
Name:	Barbara Coffin
Title:	Assistant Vice President

SCHEDULE 8.01
to
PURCHASE AGREEMENT
FINANCIAL TESTS

A.                                   Definitions:  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in Annex X to the Purchase Agreement (or, if not defined therein, in the Credit Agreement (as in effect as of the “Ninth Amendment Effective Date” (as defined in the Ninth Amendment thereto, dated as of July 27, 2009)).  The following additional terms shall have the meanings when used in this Schedule 8.01:

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Domestic Administrative Agent in its reasonable judgment.

“Consolidated Capital Expenditures” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition.

“Consolidated Cash Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the excess of (a) the sum of (i) the interest expense (including imputed interest expense under Capital Leases) for such period, in accordance with GAAP, plus (ii) the implied interest component of Synthetic Leases with respect to such period, plus (iii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iv) any cash payments (other than fees and expenses paid in connection with the closing under this Agreement and any premiums paid in connection with the redemption of the Series D Notes and Medium Term Notes) made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash expenses attributable to the amortization or write-off of capitalized financing costs previously paid, plus (ii) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period. For purposes of this definition, “interest” shall include yield, discount or other similar financing costs pursuant to any Securitization Transaction.  Notwithstanding the foregoing, for purposes of calculating the Consolidated Interest Coverage Ratio (a) as of the fiscal quarter ending December 31, 2006, Consolidated Cash Interest Charges for the four fiscal quarter period ending December 31, 2006 shall be calculated as Consolidated Cash Interest Charges for the fiscal quarter period ending December 31, 2006 multiplied by four, (b) as of the fiscal quarter ending March 31, 2007, Consolidated Cash Interest Charges for the four fiscal quarter period ending March 31, 2007 shall be calculated as Consolidated Cash Interest Charges for the two fiscal quarter period ending March 31, 2007 multiplied by two and (c) as of the fiscal quarter period ending June 30, 2007, Consolidated Cash Interest Charges for the four fiscal quarter period ending June 30, 2007 shall be calculated as Consolidated Cash Interest Charges for the three fiscal quarter period ending June 30, 2007 multiplied by 4/3.  For purposes of calculating Consolidated Cash Interest Charges, the effects of the application of EITF Issue No. 96-19 shall be disregarded.

“Consolidated Cash Taxes” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the aggregate amount of Taxes paid in cash during such period, excluding, without duplication and to the extent included therein (a) Taxes paid in cash during such period that are directly attributable to, without duplication (i) any “cancellation of debt” income or other gain arising from the cancellation of Indebtedness pursuant to the 2009 Exchange Transaction or otherwise and (ii) any gain in respect of the modification or exchange of debt instruments in accordance with EITF Issue No. 96-19, in an aggregate amount for clauses (a)(i) and (a)(ii) not to exceed $29,000,000 for all periods and (b) Taxes paid in cash during such period attributable to income or gains arising from Non-Core Asset Dispositions in an aggregate amount not to exceed $15,000,000 for all periods.

“Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period, the aggregate amount, without duplication, of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization (including without limitation amortization of debt issuance costs), (iv) non-cash charges which do not represent a cash item in such period or any future period, (v) for the fiscal quarters ended September 30, 2008 and December 31, 2008 only, cash restructuring charges and expenses in an aggregate amount not to exceed $12,000,000, (vi) for the fiscal quarter ended March 31, 2009 only, cash restructuring charges and expenses in an aggregate amount not to exceed $8,100,000, (vii) for the fiscal quarters ended June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, and June 30, 2010 only, cash restructuring charges and expenses in an aggregate amount not to exceed $24,200,000, (viii) the fees and expenses of (x) Alvarez & Marsal Holdings, LLC incurred since April 1, 2009 in respect of services relating to the Parent’s financial restructuring and operational review and performance improvement initiatives) and (y) the financial advisory firm retained by the Administrative Agents (as defined in the Credit Agreement) pursuant to Section 7.10(e) of the Credit Agreement, (ix) the fees and expenses incurred in connection with obtaining the real estate appraisals pursuant to Section 7.10(d) of the Credit Agreement and the evaluations and appraisals of accounts receivable and inventory pursuant to Section 7.20 of the Credit Agreement, (x) legal and financial advisory fees and expenses of third party professionals (other than Alvarez & Marsal Holdings, LLC and the financial advisory firm retained by the Administrative Agents) incurred in connection with the negotiation, documentation and closing of the 2009 Exchange Transaction, (xi) legal, financial advisory and other fees and expenses (other than of Alvarez & Marsal Holdings, LLC and the financial advisory firm retained by the Administrative Agents) incurred since April 1, 2009 in connection with the negotiation, documentation and closing of the sixth, seventh, eighth, and ninth amendments to the Credit Agreement and (xii) fees and expenses of third party professionals (other than Alvarez & Marsal Holdings, LLC and the financial advisory firm retained by the Administrative Agents) incurred since April 1, 2009 in respect of financial contingency planning, in an aggregate amount for this clause (xii) not to exceed $3,400,000.  For purposes of this definition, “interest” shall exclude yield, discount or other similar financing costs pursuant to any Securitization Transaction.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA minus (ii) Consolidated Capital Expenditures (other than (x) Permitted Additional Consolidated Capital Expenditures and, without duplication, (y) Consolidated Capital Expenditures to the extent financed with Indebtedness (other than Loans or Letters of Credit)) minus (iii) Consolidated Cash Taxes to (b) Consolidated Fixed Charges, in each case for the period of the four prior fiscal quarters most recently ended.

“Consolidated Fixed Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Cash Interest Charges for such period (excluding, to the extent included therein, yield, discount or other financing costs pursuant to any Securitization Transaction) plus (b) the aggregate amount of scheduled principal payments (whether or not made) during such period in respect of Indebtedness (including, without limitation, the Attributable Indebtedness of Capital Leases) of the Parent and its Subsidiaries (other than Attributable Indebtedness of Securitization Transactions permitted under Section 8.03(i) of the Credit Agreement) plus (c) the aggregate amount of Restricted Payments made by the Parent and its Subsidiaries during such period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP.  For purposes of determining Consolidated Funded Indebtedness, any adjustments to the amount at which any Indebtedness is recorded in the consolidated financial statements of the Parent and its Subsidiaries resulting from the application of EITF Issue No. 96-19 shall be disregarded.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) the sum of (i) Consolidated Cash Interest Charges for such period minus (ii) to the extent included in Consolidated Cash Interest Charges for such period, yield, discount or other financing cost pursuant to any Securitization Transaction, each as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date minus (ii) in each case to the extent included in Consolidated Funded Indebtedness as of such date, (x) the Attributable Indebtedness of Securitization Transactions and (y) Permitted Junior Refinancing Indebtedness to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries for that period (exclusive of, without duplication, (x) the effect of (1) any extraordinary gain, (2) any gain or loss (whether or not classified as extraordinary) in respect of the modification or exchange of debt instruments in accordance with EITF Issue No. 96-19 or otherwise (including, for the avoidance of doubt with respect to the fiscal quarter period ending March 31, 2009, the “Gain on substantial modification of debt” in the amount of $121.033 million), (3) any “cancellation of debt” income or other gain (in each case whether or not classified as extraordinary) arising from the cancellation of Indebtedness pursuant to the 2009 Exchange Transaction or otherwise, (4) any extraordinary non-cash loss, (5) for any fiscal quarter period ending prior to the Closing Date, any extraordinary loss paid in cash during such period and (y) the income of any Person (other than the Parent) in which any other Person (other than the Parent or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any Subsidiary during such period), determined on a consolidated basis in accordance with GAAP for such period and (6) any gain or loss arising from any Non-Core Asset Disposition.

“Consolidated Senior Secured Indebtedness” means Consolidated Funded Indebtedness other than any such Consolidated Funded Indebtedness that is (i) Attributable Indebtedness of Securitization Transactions, (ii) subordinated to the Obligations on Acceptable Subordination Terms or (iii) not secured by a Lien on the assets of any Loan Party or any Subsidiary of any Loan Party.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“EBITDA Cure Issuance” has the meaning specified in the definition of “EBITDA Cure Proceeds”.

“EBITDA Cure Issuance Expiration Date” means the earlier of (x) the date on which the aggregate amount of EBITDA Cure Proceeds that shall have been applied to increase Consolidated EBITDA is equal to $10,000,000 and (y) the date that is the fifteenth day after the date on which the Compliance Certificate for the fiscal quarter ending March 31, 2010 is required to be delivered (or, if earlier, the date that is the fifteenth day after the date on which such Compliance Certificate is actually delivered).

“EBITDA Cure Proceeds” means, with respect to any exercise of the Parent’s rights under Section C(1), the Net Cash Proceeds received by the Domestic Loan Parties pursuant to an issuance of Permitted Cure Securities (an “EBITDA Cure Issuance”).  “EBITDA Cure Proceeds” shall not include any cash proceeds which exceed the amount permitted to be added to Consolidated EBITDA pursuant to the limitations set forth in Section C(1) and Section C(4).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money Indebtedness;

(c)                                  the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Parent or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)                                 all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments (other than obligations arising under surety bonds);

(e)                                  all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(f)                                    the Attributable Indebtedness of Capital Leases and Synthetic Leases;

(g)                                 the Attributable Indebtedness of Securitization Transactions;

(h)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)                                     all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(j)                                     all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (i) above of another Person; and

(k)                                  all Funded Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, (a) the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum remaining amount available to be drawn thereunder and (b) the Indebtedness under the Medium Term Notes shall not be considered Funded Indebtedness so long as the Parent maintains a reserve of cash in an amount sufficient to repay the entire outstanding amount of Medium Term Notes within 40 days of the Closing Date (as defined in the Credit Agreement).

“Gallman Bond Repayment” means the payment made to repay the entire principal amount of the industrial development bond Indebtedness secured by the Gallman Property, in an aggregate amount not to exceed $17,000,000.

“Indebtedness” means, solely for purposes of this Schedule 8.01 and the definitions herein contained, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all Funded Indebtedness; (b) net obligations of such Person under any Swap Contract; (c) all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above; and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Lien” means, solely for purposes of this Schedule 8.01 and the definitions herein contained, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Medium Term Notes” means those certain notes of the Canadian Borrower issued pursuant to the Medium Term Notes Indenture.

“Other Cure Issuance” means an issuance or incurrence of Permitted Junior Refinancing Indebtedness by any Domestic Loan Party pursuant to an exercise by GGC of its rights under Section D below.

“Permitted Additional Consolidated Capital Expenditures” shall have the meaning specified in the Credit Agreement.

“Permitted Cure Securities” means (x) Equity Interests (other than Disqualified Equity Interests) of the Parent and (y) Permitted Junior Refinancing Indebtedness.

“Permitted Junior Refinancing Indebtedness”  means Indebtedness of the Parent or any other Domestic Loan Party that (i) is unsecured, (ii) is subordinated to the Obligations on Acceptable Subordination Terms, (iii) does not provide for the payment of cash interest, (iv) bears interest at an effective interest rate (after giving effect to any original issue discount) that is not in excess of 15.0% per annum, (v) has a maturity date not earlier than October 1, 2015 and does not require any mandatory principal payments prior to such date (other than upon a change of control, but then only subject to prior payment in full of the Obligations) and (vi) contains no financial maintenance covenants or restrictions on the incurrence of Indebtedness or Liens (it being understood that an “equal and ratable” or like provision shall be deemed to be a restriction on the incurrence of Liens).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Series D Notes” means those certain 7.10% senior unsecured notes, Series D, of the Canadian Borrower due November 14, 2007 issued pursuant to the Series D Note Purchase Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“2009 Exchange Transaction” means the exchange offer transaction on substantially the terms set forth in the 2009 Exchange Offering Memorandum.

B.                                     Financial Tests: The occurrence of any of the following shall constitute a Termination Event under the Purchase Agreement:

1.                                       Consolidated Interest Coverage Ratio: The Consolidated Interest Coverage ratio as of the end of any fiscal quarter of the Parent shall be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
June 30, 2009	1.00:1.0
September 30, 2009	2.00:1.0
December 31, 2009	1.65:1.0
March 31, 2010	1.50:1.0
June 30, 2010	1.65:1.0
September 30, 2010	1.70:1.0
December 31, 2010	1.75:1.0
March 31, 2011	1.85:1.0
June 30, 2011	1.90:1.0
September 30, 2011	2.00:1.0
December 31, 2011 and thereafter	3.00:1.0

2.                                       Consolidated Leverage Ratio.  The Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent shall be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Consolidated Leverage Ratio
June 30, 2009	10.30:1.0
September 30, 2009	4.80:1.0
December 31, 2009	5.55:1.0
March 31, 2010	6.45:1.0
June 30, 2010	5.55:1.0
September 30, 2010	5.10:1.0
December 31, 2010	4.75:1.0
March 31, 2011	5.15:1.0
June 30, 2011	4.85:1.0
September 30, 2011	4.60:1.0
December 31, 2011 and thereafter	3.50:1.0

3.                                       Consolidated Fixed Charge Coverage Ratio.  The Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent shall be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Consolidated Fixed Charge Coverage Ratio
September 30, 2009	1.20:1.0
December 31, 2009	1.10:1.0
March 31, 2010	0.90:1.0
June 30, 2010	1.00:1.0
September 30, 2010	1.00:1.0
December 31, 2010	1.00:1.0
March 31, 2011	1.05:1.0
June 30, 2011	1.05:1.0
September 30, 2011	1.05:1.0
December 31, 2011 and thereafter	2.00:1.0

4.                                       Consolidated Senior Secured Leverage Ratio.  The Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Parent shall be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Consolidated Senior Secured Leverage Ratio
September 30, 2009	4.50:1.0
December 31, 2009	5.20:1.0
March 31, 2010	6.10:1.0
June 30, 2010	5.20:1.0
September 30, 2010	4.75:1.0
December 31, 2010	4.45:1.0
March 31, 2011	4.80:1.0
June 30, 2011	4.55:1.0
September 30, 2011	4.30:1.0
December 31, 2011 and thereafter	2.50:1.0

5.                                       Pro Forma Impact of 2009 Exchange Transaction and Gallman Bond Repayment.  The parties hereto agree that, solely for purposes of determining compliance with the financial tests set forth in Sections B(1) and B(3) of this Schedule 8.01 as of the end of the fiscal quarters ending September 30, 2009, December 31, 2009 and March 31, 2010, Consolidated Cash Interest Charges and Consolidated Fixed Charges shall be calculated giving pro forma effect to (x) the 2009 Exchange Transaction as if it had occurred on October 1, 2008 and (y) the Gallman Bond Repayment as if it had occurred on June 30, 2008.

C.                                     EBITDA Cure Rights

1.                                       In the event of any Termination Event resulting from a failure to comply with any test set forth in the above Section B with respect to the fiscal quarter ended September 30, 2009, the fiscal quarter ended December 31, 2009 or the fiscal quarter ended March 31, 2010, and until the fifteenth day after the date on which the Parent provides the Administrative Agent notice that it intends to exercise its right to engage in an EBITDA Cure Issuance under this Section C with respect to any such Termination Event (but only if such notice is provided on or before the date on which the financial statements for such fiscal quarter are required to be delivered under Annex 5.02(a) (without regard to any cure periods set forth in Section 8.01 with respect to such fiscal quarter) or, if earlier, the date on which such financial statements are actually delivered), subject to Sections C(3) and C(4) below, the Parent may engage in an EBITDA Cure Issuance and apply the amount of the EBITDA Cure Proceeds thereof to increase Consolidated EBITDA with respect to such fiscal quarter; provided that such EBITDA Cure Proceeds (i) are actually received by the Parent or any other Domestic Loan Party no later than the fifteenth day following the earlier of (x) the date on which the financial statements for such fiscal quarter are required to be delivered under Annex 5.02(a) (without regard to any cure periods set forth in Section 8.01 with respect to such fiscal quarter) and (y) the date on which such financial statements are actually delivered and (ii) do not exceed the aggregate amount necessary to cure such Termination Event under the above Section B for such fiscal quarter.  The parties hereby acknowledge that this Section C shall not be relied on for any purpose other than recalculating financial ratios for purposes of determining compliance with the above Sections B(1), B(2), B(3) and B(4), and shall not result in any adjustment to Consolidated EBITDA or any other amounts, other than the amount of Consolidated EBITDA referred to in the immediately preceding sentence.

2.                                       If, after giving effect to the foregoing recalculations, the Loan Parties and their Subsidiaries shall be in compliance with the tests set forth in the above Sections B(1), B(2), B(3) and B(4), the Loan Parties and their Subsidiaries shall be deemed to have satisfied the requirements of such tests as of the relevant determination date with the same effect as if there had been no failure to comply therewith at such date, and the applicable breach or default with respect to such tests that had occurred shall be deemed to be cured effective as of such date for all purposes of this Purchase Agreement and the other Related Documents.

3.                                       With respect to the fiscal quarters ending September 30, 2009, December 31, 2009 and March 31, 2010, there shall be at least one fiscal quarter in which the right to engage in an EBITDA Cure Issuance set forth in the above Section C(1) is not exercised.

4.                                       Consolidated EBITDA may not be increased by more than $10,000,000 in aggregate for all fiscal quarters as a result of the exercise of the right to engage in an EBITDA Cure Issuance set forth in the above Section C(1).

5.                                       The Administrative Agent and the Purchasers agree that from the date of delivery of the notice referred to in (and delivered in accordance with) the above Section C(1) until the date that is fifteen days thereafter, neither the Administrative Agent nor the Purchasers shall exercise any rights or remedies with respect to any Termination Event addressed in such notice.

D.                                    Other Cure Rights.

1.                                       In the event of any Termination Event resulting from a failure to comply with any test set forth in the above Section B with respect to any fiscal quarter and so long as the EBITDA Cure Issuance Expiration Date has occurred (or shall occur simultaneously with the applicable Other Cure Issuance), and until the fifteenth day after the date on which the Parent provides the Administrative Agent notice that it intends to exercise its right to engage in an Other Cure Issuance under this Section D(1) with respect to any such Termination Event (but only if such notice is provided on or before the date on which the financial statements for such fiscal quarter are required to be delivered under Annex 5.02(a) (without regard to any cure periods set forth in Section 8.01 with respect to such fiscal quarter) or, if earlier, the date on which such financial statements are actually delivered), the Parent may engage in an Other Cure Issuance.  If no later than the fifteenth day following the earlier of (x) the date on which the financial statements for such fiscal quarter are required to be delivered under Annex 5.02(a) (without regard to any cure periods set forth in Section 8.01 with respect to such fiscal quarter) and (y) the date on which such financial statements are actually delivered, the Parent shall have applied an amount equal to 100% of the Net Cash Proceeds of the Permitted Junior Refinancing Indebtedness issued or incurred pursuant to such Other Cure Issuance to prepay or cash collateralize the Term Loan, the Revolving Loans, the Bankers’ Acceptance Advances, the Canadian Swing Line Loans and the L/C Obligations (each as defined in the Credit Agreement) in accordance with the proviso to Section 8.03(r) of the Credit Agreement, then:

(i)                                     solely for purposes of recalculating the financial ratios for purposes of determining compliance with Sections B(1) and B(3) above, Consolidated Cash Interest Charges and Consolidated Fixed Charges shall be determined on a pro forma basis assuming that such Other Cure Issuance and the related prepayments had occurred on the first day of the four consecutive fiscal quarter period most recently ended prior to the date on which such Other Cure Issuance actually occurred; and

(ii)                                  solely for purposes of recalculating the financial ratios for purposes of determining compliance with Sections B(2) and B(4) above, Consolidated Funded Indebtedness and Consolidated Senior Secured Indebtedness shall be determined on a pro forma basis assuming that such Other Cure Issuance and the related prepayments had occurred on the last day of the fiscal quarter most recently ended prior to the date on which such Other Cure Issuance actually occurred.

(b)                                 The parties hereby acknowledge that this Section D shall not be relied on for any purpose other than recalculating financial ratios for purposes of determining compliance with the above Sections B(1), B(2), B(3) and B(4), and shall not result in any adjustment to Consolidated Cash Interest Charges, Consolidated Fixed Charges, Consolidated Funded Indebtedness, Consolidated Senior Secured Indebtedness or any other amounts, other than as set forth in Sections D(1)(i) and D(1)(ii).

(c)                                  If, after giving effect to the foregoing recalculations, the Parent shall be in compliance with the tests set forth in the above Sections B(1), B(2), B(3) and B(4), the Parent shall be deemed to have satisfied the requirements of such tests as of the relevant determination date with the same effect as if there had been no failure to comply therewith at such date, and the applicable breach or default with respect to such tests that had occurred shall be deemed to be cured effective as of such date for all purposes of this Agreement and the other Related Documents.

(d)                                 The Administrative Agent and the Purchasers agree that from the date of delivery of the notice referred to in (and delivered in accordance with) the above Section D(1) until the date that is fifteen days thereafter, neither the Administrative Agent nor the Purchasers shall exercise any rights or remedies with respect to any Termination Event addressed in such notice.